Exhibit 99.1
GTSI Reports Fourth Quarter and Year-end Results
HERNDON, VA., March 11, 2011 — GTSI Corp. (NASDAQ: GTSI), a systems integration, solutions and services provider to the government, today announced its financial results for the three months and twelve months ended December 31, 2010.
“GTSI’s fourth quarter was significantly impacted by the temporary suspension by the Small Business Administration (SBA) on October 1, 2010 and the subsequent Administrative Agreement entered into with the SBA on October 19, 2010,” said Sterling Phillips, GTSI’s Chief Executive Officer and President. “During the fourth quarter, GTSI saw gross margin negatively impacted by $9.6 million and an increase of $3.4 million in operating expenses driven primarily by legal and related costs. Since joining the company in December, I have been impressed by the determination and skill of the men and women of GTSI as they are meeting the challenges head-on to restart business activities with a focus on delivering for our customer and putting the company back on a path toward growth and profitability.”
Reported Results
For the fourth quarter of 2010, GTSI reported revenue of $192.5 million compared to $243.5 million for the fourth quarter of 2009, with a revenue decline of 21.0%. Operating expenses were $23.2 million compared to $27.0 million, down 14.1%, driven primarily by strategic restructuring actions taken earlier in the year. Gross margin for the three months ended December 31, 2010 decreased to $19.6 million from $33.9 million, or 42.2%, from the same period in 2009, primarily due to lost sales as a result of the SBA action and related fallout. Net loss for the fourth quarter of 2010 was $1.0 million, compared to $5.8 million net profit for the same period in 2009. Diluted loss per share was $0.11 per share for the fourth quarter of 2010 compared to profit of $0.60 per diluted share for the fourth quarter of 2009.
For the full year of 2010, GTSI reported revenue of $666.7 million compared to $761.9 million for 2009 with a revenue decline of 12.5%. Operating expenses in 2010 were $87.6 million compared to $98.1 million in 2009, down 10.7%. Gross margin for the year ended December 31, 2010 decreased to $80.3 million from $101.5 million, or 20.8%, from the same period in 2009, Net loss for the year was $0.9 million, compared to $5.5 million net profit for the same period in 2009. Diluted loss per share was $0.10 per share for 2010 compared to profit of $0.56 per diluted share for 2009. Diluted shares outstanding for the year were 9.6 million shares compared to 9.8 million shares in 2009.
The effective income tax rate was 648.6% and 43.5% for the year ended December 31, 2010 and 2009 respectively. The increase in the tax rate from 2009 to 2010 was due to non-deductible stock expense in 2010 of $3.5 million that did not occur in 2009. Excluding the effects of non-deductible stock expense, the effective tax rate would have been 40.0% for the year ended December 31, 2010.
GTSI ended the year with $4.0 million in cash on hand. The Company had no long-term debt and no borrowings under its credit facility. As of December 31, 2010, GTSI had stockholders’ equity of $96.2 million or $10.02 per diluted share.

Conference Call
An investor conference call to discuss fourth quarter and full year results is scheduled for 11:00 a.m. Eastern Time March 11, 2011. Interested parties are invited to participate by calling 800-593-9034 or 334-323-7224, pass code is GTSI. In addition, you may access the webcast on GTSI’s Investor Relations page (www.gtsi.com/ir). Webcast will be available for replay through March 11, 2012. To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. A replay will be available following the conclusion of the call until 6:00 p.m. eastern, March 21, 2011. To access the replay, please dial 877-919-4059 or 334-323-7226, pass code 49103957.
About GTSI Corp.
GTSI Corp. provides a Technology Lifecycle Management (TLM) approach to IT infrastructure solutions delivered through industry-leading professional and financial services. GTSI employs a proactive, strategic methodology that streamlines technology lifecycle management, from initial assessment to acquisition, implementation, refresh, and disposal. TLM allows customers to implement solutions quickly and cost-effectively. GTSI’s certified engineers and project managers leverage strategic partnerships with technology innovators. These experts use proven, repeatable processes to design, deploy, manage, and support simple to complex solutions, to meet client’s current and future requirements and business objectives. GTSI is headquartered in Herndon, Virginia, a suburb of Washington, D.C.. Further information about the Company is available at www.GTSI.com.
Except for historical information, all of the statements, expectations, beliefs and assumptions contained in the foregoing are “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management, including, but not limited to, those relating to sales, margins, operating results and net income, and the effect of new contracts and lender agreements, as well as new vendor relationships may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors that could cause actual results to differ materially are discussed in the Company’s most recent annual report on Form 10—K and included from time to time in other documents filed by the Company with the Securities and Exchange Commission.
GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.
GTSI Contact:
Paul Liberty
Vice President, Corporate Affairs & Investor Relations
703.502.2540
paul.liberty@gtsi.com

GTSI Corp. Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	December 31,		2010 vs 2009
	2010	2009	Variance	Percentage
SALES
Product	$174,863	$211,144	$(36,281)	-17.2%
Service	12,559	14,790	(2,231)	-15.1%
Financing	5,061	17,579	(12,518)	-71.2%

	192,483	243,513	(51,030)	-21.0%

COST OF SALES
Product	157,002	189,744	32,742	17.3%
Service	8,324	7,567	(757)	-10.0%
Financing	7,573	12,347	4,774	38.7%

	172,899	209,658	36,759	17.5%

GROSS MARGIN	19,584	33,855	(14,271)	-42.2%
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	23,184	26,979	3,795	14.1%

(LOSS) INCOME FROM OPERATIONS	(3,600)	6,876	(10,476)	-152.4%
INTEREST AND OTHER INCOME, NET	1,822	3,070	(1,248)	-40.6%

(LOSS) INCOME BEFORE TAXES	(1,778)	9,946	(11,724)	-117.9%
INCOME TAX BENEFIT (PROVISION)	738	(4,121)	4,859	117.9%

NET (LOSS) INCOME	$(1,040)	$5,825	$(6,865)	-117.9%

(LOSS) EARNINGS PER SHARE
Basic	$(0.11)	$0.61	$(0.72)	-118.0%

Diluted	$(0.11)	$0.60	$(0.71)	-118.3%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,603	9,613	(10)	-0.1%

Diluted	9,603	9,675	(72)	-0.7%

GTSI Corp. Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Twelve Months Ended
	December 31		2010 vs 2009
	2010	2009	Variance	Percentage
SALES
Product	$593,319	$677,966	$(84,647)	-12.5%
Service	51,140	55,625	(4,485)	-8.1%
Financing	22,252	28,279	(6,027)	-21.3%

	666,711	761,870	(95,159)	-12.5%

COST OF SALES
Product	535,835	611,310	75,475	12.3%
Service	33,895	33,236	(659)	-2.0%
Financing	16,641	15,872	(769)	-4.8%

	586,371	660,418	74,047	11.2%

GROSS MARGIN	80,340	101,452	(21,112)	-20.8%
SELLING, GENERAL & ADMINISTRATIVE EXPENSES	87,636	98,107	10,471	10.7%

(LOSS) INCOME FROM OPERATIONS	(7,296)	3,345	(10,641)	-318.1%
INTEREST AND OTHER INCOME, NET	7,466	6,320	1,146	18.1%

INCOME BEFORE TAXES	170	9,665	(9,495)	-98.2%
INCOME TAX PROVISION	(1,100)	(4,209)	3,109	73.9%

NET (LOSS) INCOME	$(930)	$5,456	$(6,386)	-117.0%

(LOSS) EARNINGS PER SHARE
Basic	$(0.10)	$0.56	$(0.66)	-117.9%

Diluted	$(0.10)	$0.56	$(0.66)	-117.9%

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	9,604	9,706	(102)	-1.1%

Diluted	9,604	9,762	(158)	-1.6%

GTSI Corp. Unaudited Consolidated Balance Sheet
(In thousands)

			Change from December
	December 31,	December 31,	31, 2009
	2010	2009	Variance	Percentage
ASSETS
Current assets:
Cash and cash equivalents	$4,049	$7,894	$(3,845)	-48.7%
Accounts receivable, net	154,891	209,595	(54,704)	-26.1%
Inventory	13,708	13,477	231	1.7%
Deferred costs	6,991	1,807	5,184	286.9%
Other current assets	2,462	4,140	(1,678)	-40.5%

Total current assets	182,101	236,913	(54,812)	-23.1%
Depreciable assets, net	7,452	10,960	(3,508)	-32.0%
Long-term receivables and other assets	14,291	40,758	(26,467)	-64.9%

TOTAL ASSETS	$203,844	$288,631	$(84,787)	-29.4%

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,870	$109,723	$58,853	53.6%
Accounts payable — Floor plan	35,172	34,889	(283)	-0.8%
Financed lease debt, current portion	—	831	831	100.0%
Accrued liabilities	14,887	26,127	11,240	43.0%
Deferred revenue	3,661	3,176	(485)	-15.3%

Total current liabilities	104,590	174,746	70,156	40.1%
Other liabilities	3,044	17,598	14,554	82.7%

Total liabilities	107,634	192,344	84,710	44.0%
Total stockholder’s equity	96,210	96,287	77	-0.1%

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$203,844	$288,631	$84,787	29.4%